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                     SOLECTRON CORPORATION AND SUBSIDIARIES        Exhibit 11.1
               STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                        (in thousands, except per share data)

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                                                        Three Months Ended                  Six Months Ended
                                                   February 29,     February 28,       February 29,    February 28,
                                                   ------------     ------------       ------------    ------------
                                                       1996             1995               1996            1995
                                                   ------------     ------------       ------------    ------------
Weighted average number of shares of common
stock and common stock equivalents:

Primary:
  Common stock                                         49,989           41,460             49,856          41,418
  Common stock equivalents - stock options              1,541              758              1,424             819
                                                   ------------     ------------       ------------    ------------
                                                       51,530           42,218             51,280          42,237
Fully diluted:
  Common shares issuable upon assumed
  conversion of convertible
  subordinated notes                                    1,974            9,549              1,967           9,549

  Incremental increase in common stock
  equivalents using end of period
  market price                                            344             -                   483            -
                                                   ------------     ------------       ------------    ------------
                                                       53,848           51,767             53,730          51,786
                                                   ------------     ------------       ------------    ------------
                                                   ------------     ------------       ------------    ------------
Net income - primary                                  $27,650          $18,034            $54,997         $36,228

  Interest accretion on convertible
  subordinated notes, net of taxes                        241            1,600                591           3,147
                                                   ------------     ------------       ------------    ------------
Net income - fully diluted                            $27,891          $19,634            $55,588         $39,375
                                                   ------------     ------------       ------------    ------------
                                                   ------------     ------------       ------------    ------------
Net income per share - primary                          $0.54            $0.43              $1.07           $0.86
                                                   ------------     ------------       ------------    ------------
                                                   ------------     ------------       ------------    ------------
Net income per share - fully diluted                    $0.52            $0.38              $1.03           $0.76
                                                   ------------     ------------       ------------    ------------
                                                   ------------     ------------       ------------    ------------


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